EXHIBIT 10.2

[EXECUTIVE’S NAME]

[ADDRESS]

[ADDRESS]

[DATE]

Re:	Notice of Selection for Participation in Executive Change in Control Severance Plan and

Notice of Non-Renewal of Change in Control Agreement

Dear [FIRST NAME]:

As you know, you are currently a party to a Change in Control Agreement with Office Depot, Inc. (the “Company”) under which you will become entitled to certain severance benefits in the event of a qualifying termination of your employment in connection with a change in control (your “Agreement”). Due to the merger of Office Depot, Inc. and OfficeMax Incorporated (the “Merger”), you are currently receiving protection under your Agreement for a qualifying termination that occurs on or prior to November 5, 2015. As you also know, the Company has adopted a new Executive Change in Control Severance Plan (“Plan”) under which an eligible executive will become entitled to certain severance benefits in the event of a qualifying termination of employment in connection with a change in control that occurs after August 1, 2014 (a “Future CIC”).

In the spirit of internal consistency and to ease administration, the Company desires that all of its eligible senior executives participate in a single and uniform change in control plan. Accordingly, the Company hereby provides notice to you that it will not renew the term of your individual Agreement (referred to in your Agreement as the “Change in Control Period”) past December 31, 2015, and subject to the following paragraph, the Company further notifies you that it has selected you for participation in the Plan effective November 5, 2015.

In exchange for your participation in the Plan effective November 5, 2015, the Company asks that you hereby: (i) agree to the termination of your Agreement effective midnight, November 5, 2015 (the “Termination”), and (ii) release your rights under your Agreement with respect to a Future CIC such that if a Future CIC occurs, your Agreement will provide no additional benefits with respect to the Future CIC beyond those already provided by your Agreement with respect to the Merger and a new protection period will not commence under your Agreement with respect to the Future CIC (the “Release”). For reference, a summary of the key differences between your benefits under your Agreement and your benefits under the Plan is attached to this letter as Appendix A.

If you wish to accept participation in the Plan effective November 5, 2015, in exchange for the Termination and Release, please sign and date this notice where indicated below and return the signed and dated notice to the Compensation Committee of the Company’s Board of Directors either by hand or express mail so that it is received at the following address no later than 30 days following date of notice:

Compensation Committee

Office Depot, Inc.

c/o Richelle Aschenbrenner

VP, Global Compensation, Benefits, HRIS & Shared Services

6600 North Military Trail, #C278

Boca Raton, FL 33496

Very truly yours, Office Depot, Inc.

By:
Richelle Aschenbrenner VP, Global Compensation, Benefits, HRIS & Shared Services

I hereby agree to the Termination and Release, in exchange for participation in the Plan effective November 5, 2015.

[INSERT EXECUTIVE’S NAME]	Date

Appendix A

Key Differences in Cash Severance Calculation Upon a Qualifying Termination:

The Executive is eligible for the following cash severance under the Agreement upon a qualifying termination on or before November 5, 2015:

•	2 times base plus target bonus for the year of termination, plus

•	current year bonus for year of termination is pro-rated bonus at target.

The Executive is eligible for the following cash severance under the Plan upon a qualifying termination between November 6, 2015 and December 31, 2015:

•	2 times base plus the higher of: (i) the target bonus for the year of termination, or (ii) the target bonus for the year prior to the year in which the Change in Control (“CIC”) occurs, plus

•	current year bonus for year of termination is pro-rated bonus based on actual performance.

If you agree to the “Release” and are terminated without Cause or resign for Good Reason (both as defined in the Agreement) on or before 11/5/15:

You will be eligible for cash severance benefits under the Agreement regardless of whether another CIC has occurred.

If you agree to the “Release,” another CIC occurs, and you are terminated without Cause or resign for Good Reason after 11/5/2015 and on or before 12/31/15:

You will be eligible for cash severance benefits under the Plan for any Future CIC event and qualifying termination after 11/5/2015 and on or before 12/31/2015. Without the “release”, the Agreement would be activated for another one year period upon the occurrence of a Future CIC on or before 12/31/15. As a result, the “release” impacts you in the scenario where a Future CIC occurs on or before 12/31/15 and you are terminated between 11/6/15 and the end of the one-year period after the Future CIC event. There is no impact from the “release” if no Future CIC occurs on or before 12/31/15 or if you are terminated without Cause or for Good Reason on or prior to 11/5/15.

Guaranteed Bonus During Active Employment:

The “guaranteed bonus” provision of the Agreement would still apply to the bonus determination for 2014 despite the “release.” The guaranteed bonus for 2014 is equal to the highest bonus paid for the 2010-2012 bonus plan years.

With the “release,” the “guaranteed bonus” provision would not impact the 2015 bonus calculation.

Without the “release”, the Agreement would be “activated” for another one year period upon the occurrence of a Future CIC on or before 12/31/15. In that case, if the Future CIC were to occur in 2015, the “guaranteed bonus” provision would apply to the bonus determination for 2015 and the guaranteed bonus for the fiscal 2015 performance year would equal the highest bonus for 2012-2014.